FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of April 2, 2014 (this “Supplemental Indenture”), among APVN Holdings LLC (the “Guaranteeing Party”), Appvion, Inc. (the “Company”), Paperweight Development Corp. (the “Parent Entity”), Appvion Canada, Ltd., each other Guarantor under the Indenture referred to below, and U.S. Bank National Association, as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of November 19, 2013 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 9.000% Second Lien Senior Secured Notes due 2020 of the Company (the “Notes”);

WHEREAS, Section 4.20 of the Indenture provides that the Company is required to cause certain Restricted Subsidiaries, or the Parent Entity is required to cause certain entities having an direct or indirect ownership interest in the Company, to execute and deliver to the Trustee a supplemental indenture pursuant to which any such Restricted Subsidiary, or entity having an direct or indirect ownership interest in the Company, will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Party, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
Definitions

SECTION 1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The Guaranteeing Party hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guaranteeing Party agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee. The Guaranteeing Party agrees, on a joint and several

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basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to pursuant to Article X thereof.

ARTICLE III
Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Guaranteeing Party shall be given as provided in the Indenture to the Guaranteeing Party, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5 Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

APVN HOLDINGS LLC, as a Guarantor

By: /s/ Jeffrey Fletcher

Name:   Jeffrey Fletcher

Title: Vice President and Controller

825 E. Wisconsin Avenue
Appleton, WI 54912-0353

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Steven F. Posto

Name: Steven F. Posto

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By: /s/ Steven F. Posto

Name: Steven F. Posto

Title: Vice President

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